Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-95732, Form S-3 No. 333-27753 and Form S-3 No. 333-38327) of
Sheffield Pharmaceuticals, Inc. and in the related Prospectuses, in the Registration Statement (Form S-8 No. 33-95262) pertaining to the 1993 Stock Option Plan of Sheffield Pharmaceuticals, Inc., the 1993 Restricted Stock Plan of Sheffield Pharmaceuticals, Inc. and options granted to directors, officers, employees, consultants and advisors of the Company pursuant to other employee benefit plans of Sheffield Pharmaceuticals, Inc. and in the Registration Statement (Form S-8 No. 333-14867) pertaining to the 1993 Stock Option Plan of Sheffield Pharmaceuticals, Inc., the 1996 Directors Stock Option Plan of
Sheffield Pharmaceuticals, Inc. and Options granted to directors, officers, employees, consultants and advisors of the Company pursuant to other employee benefit plans of Sheffield Pharmaceuticals, Inc. of our report dated February 13, 1998, except for Note 11 as to which the date is April 15, 1998, with respect to the consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1997.



                                        /s/ Ernst & Young LLP
                                            ERNST & YOUNG LLP
Princeton, New Jersey
April 15, 1998